Exhibit 10.1

TERM SHEET

October 25, 2016

This Term Sheet is intended to summarize, certain key terms and conditions on which Pluristem Therapeutics Inc. (the “Company”) will sell and issue the Shares (as hereinafter defined) and the Warrant (as hereinafter defined) to Innovative Medical Management Co., Ltd. and/or its designated party (“Innovative Medical” or the “Investor”) pursuant to the terms and conditions as set forth herein. This Term Sheet is provided on the understanding that it is not exhaustive and is not intended to be legally binding on any person, except as provided under the sections headed “Confidentiality”，“Arbitration and Governing Law” and “Exclusivity” below which are intended to be, and shall be, binding on the parties to this Term Sheet.

Confidentiality

The terms and conditions contained in this Term Sheet (including the existence of this Term Sheet) are confidential information and will not be disclosed by any party except as permitted below.  If any party needs to release any such information to any third party, it shall obtain written consent from the other party in advance. In the event of a disclosure required by law, applicable rules or rules of the stock exchange, each party shall make such disclosure at substantially the same time and shall, at a reasonable time before making any such disclosure or filing, consult with the other party regarding such disclosure or filing and, to the extent possible, seek confidential treatment for such portions of the disclosure or filing as may be requested by the other party, provided however that the parties acknowledge such confidential treatment may not be granted by applicable authorities.

Arbitration and Governing Law

Any dispute, controversy, difference or claim arising out of or relating to this Term Sheet, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.  The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be in Hong Kong. The number of arbitrators shall be one. The appointing authority shall be the HKIAC. The arbitration proceedings shall be conducted in English.

This Term Sheet and the definitive investment documents shall be governed by and construed in accordance with the laws of Hong Kong, without regard to the principles of conflicts of law thereof.

Seller:	Pluristem Therapeutics Inc. (the “Company”), a Nevada corporation with its shares of common stock listed on NasdaqCM.
Investor:
Innovative Medical Management Co., Ltd. and/or its designated party, provided that if such designated party is not an affiliate of the Investor, the designation shall be agreed in advance by the Company.

Securities:
● Such shares of common stock of the Company equal to approximately 17.30% of the Company’s outstanding common stock as of the date of execution (the “Execution Date”) of the definitive investment agreement (the “Shares”). To avoid any doubt, the percentage of shareholdings by the Investor will be adjusted based on the actual dollar value of the Investment Amount, the Price as defined herein, and the actual amount of the Company’s outstanding common stock as at the date of the Execution Date.

● warrants:

o         The warrants will entitle the Investor to purchase up to such number of shares of the Company’s common stock as equal to 25% of the number of Shares (the “Warrant”). For example, for 16,890,000 Shares issued by the Company to the Investor, the Investor will be entitled to 4,222,500 Warrants.

o          The initial exercise price shall be US$2.5 per share.

o         The Warrant shall contain a beneficial ownership blocker limiting an exercise of the Warrant that would result in the Investor, together with its designated party, beneficially owning more than 19.99% of the outstanding common stock of the Company. The warrant shall contain customary provisions such as adjustments for dividends and stock splits and fundamental transactions.

o          Unless otherwise provided herein, the exercise period shall start from the six (6) month anniversary of the Execution Date and shall expire on the 5th anniversary of the Execution Date.

o      In the event the closing price of the Company’s common stock is greater than or equal to $5.00 per share for ten (10) consecutive trading days at any time within thirty (30) months after the six (6) month anniversary of the Execution Date, then the Warrant shall become exercisable in full and the Investor shall exercise the warrants within the timeframe as set forth in the definitive investment agreement; provided, however that if such exercise results in the Investor, or its designated parties, beneficially owning more than 19.99% of the outstanding common stock of the Company, then such exercise shall only occur if the Company has obtained shareholder approval for such issuance.

Price:	US$1.77 per share of common stock (the “Price”)
Investment Amount:
$30 million US dollars in aggregate for common shares (using the RMB/US$ exchange rate to be set out in the definitive investment agreements) (the “Investment Amount”), provided that such amount shall not result in the issuance of Shares equal to greater than 19.99% of the outstanding common stock of the Company, and provided that such amount shall not exceed 200 million RMB.

Board of Directors:
The Company agrees to take all necessary actions, including without limitation, the adoption of resolutions of its board of directors, to ensure that one director nominee of the Investor will be appointed into the board of directors of the Company upon the closing and will hold office until the first annual meeting of the shareholders of the Company after the closing.

So long as the Investor owns shares representing at least 12.5% of the Company’s outstanding shares on a non-diluted basis, the Investor shall be entitled to nominate one (1) member to the Company’s Board of Directors and the Company shall agree to nominate the Investor’s director nominee at each annual meeting of shareholders of the Company and shall use commercially reasonable best effort to support the successful election of such candidate as a director by the shareholders; provided, however, that the Company’s obligation to nominate such a candidate does not guarantee that such candidate will be elected by the shareholders and the Company shall have no obligation to guarantee such election.

Use of Proceeds:	The proceeds will be used for working capital purposes.
Proposed Timeline:
Both parties agree to use commercially reasonable best efforts to (i) complete the business, legal, IP, and financial due diligence, all to the Investor’s reasonable satisfaction; and (ii) enter into definitive investment agreement by December 26, 2016. Notwithstanding the timeline herein, the parties agree to use best efforts to complete the due diligence and, if the due diligence is completed to the Investor’s reasonable satisfaction, enter into the definitive investment agreement as soon as practicable and before December 26, 2016.

Both parties agree to use commercially reasonable best efforts to satisfy all the closing conditions.

Closing Conditions:
Closing conditions shall include, among other appropriate or customary conditions:

●    Satisfactory completion of business, legal, IP and financial due diligence, all to the Investor’s reasonable satisfaction;

●    The Company shall have obtained its internal corporate approval;

●    The Company shall have obtained approval of the issuance of the Shares and Warrant from Nasdaq；

●    The Investor shall have obtained its internal corporate approval;

●    The senior management team and key employees of the Company shall have entered into a confidentiality, non-compete, non-solicitation and invention assignment agreement and an employment agreement containing a commitment of service period in form and substance reasonably satisfactory to the parties; and

●    All requisite PRC regulatory approvals as set forth below shall have been obtained:

        o filing with the provincial counterpart of the PRC National Development and Reform Commission;

        o filing with the provincial counterpart of the PRC Ministry of Commerce;

        o            filing with the PRC State Administration of Foreign Exchange or its designated bank authorizing the remittance of consideration out of the PRC.

Registration Rights:
The transaction will be consummated through a private investment in public equity, and the Company shall file a registration statement covering the Shares and the shares of common stock underlying the Warrant (the “Warrant Shares”) with the U.S. Securities and Exchange Commission (“SEC”) no later than six (6) months after the closing and shall use its reasonable best efforts to have the registration statement declared effective as soon as practicable by the end of such six-month period. The Company shall keep the resale registration statement effective until shares may be sold freely pursuant to Rule 144.

The Company shall pay all fees and expenses for the registration of the shares.

Support to the Company:	The Investor agrees to support the current management of the Company as will be defined and agreed in the definitive investment agreement.
Lock-up:	The Investor may not sell the Shares prior to the six (6) month anniversary of the closing of the definitive investment agreement.
Preemptive Rights:
In the event the Company proposes to offer securities in underwritten equity offerings in the public market or private placements within two and half (2.5) years following the closing date, the Investor shall have the right to purchase up to its pro rata portion of such shares (based on its then beneficial ownership percentage) on the same terms and conditions as the Company proposes to offer such shares, unless otherwise mutually agreed by the Company and the Investor.

Representations and Warranties:
The Company shall make representations and warranties that are customary in transactions of this type in the definitive investment agreement, including without limitation the customary representations and warranties relating to litigations, intellectual property rights and employment-related agreements signed by the senior management and key employees.

The Investor shall make representations and warranties that are customary in transactions of this type in the definitive investment agreement, including without limitations its status as a foreign investor pursuant to Regulation S, its familiarity with SEC Section 16 reporting requirements and its familiarity with SEC rules and regulations.

Strategic Cooperation:
During the period commencing on the closing of the definitive investment agreement and concluding on the two (2) year anniversary of the closing of the definitive investment agreement, except for any agreements or relationships existing as of the date of the closing of the definitive investment agreement, if the Company independently seeks to enter into business arrangements in connection with the Company’s business development or technology license (the “China Business”) in the greater China region (including the Mainland of China, Taiwan, Hong Kong and Macau), the Investor shall have the right of first negotiation with respect to the cooperation on the China Business.

Both parties agree to negotiate in good faith to renew such strategic cooperation arrangement after the expiration of the foregoing two-year period.

Special Information Rights:
So long as the Investor owns shares representing at least 12.5% of the Company’s outstanding shares on a non-diluted basis, the Company shall deliver to the Investor information in connection with the Company’s material events, provided, however, that the Investor understands and acknowledges that the delivery of such information shall comply with all relevant laws and regulations, including, but not limited to, the rules and regulations promulgated by the SEC.

Continuing Employment of Employees in Israel:	The Company shall make commercially reasonable efforts to retain senior management team and key employees to the extent permissible under the applicable law.
Investor Covenant:
The Investor shall agree that, except for the currently contemplated definitive investment agreement, it shall not acquire, or enter into any agreement to acquire, shares of the Company’s common stock that would cause the Investor to beneficially own more than 19.99% of the outstanding common stock of the Company, provided that the Investor may become a beneficially owner of more than 19.99% of the outstanding common stock of the Company by acquiring newly-issued shares of the Company if such share issuance is approved by the shareholders of the Company. The Company agrees to use its commercially reasonable best efforts to obtain the approval of its shareholders for such share issuance.

Exclusivity:
The Company agrees that before the earlier of (i) December 26, 2016, (ii) the signing of the definitive investment agreement, or (iii) notification by the Investor that it does not intend to proceed with the investment contemplated hereunder, the Company and its shareholders, board members, employees and respective affiliates shall not enter into any agreement or arrangement regarding equity financing of the Company at a common stock price per share equal to or less than US$2.20, without the prior written consent of the other party (the “No Shop”); provided, however that no such prior written consent shall be required for an Exempt Issuance. For purposes of this Term Sheet, an “Exempt Issuance” shall mean (a) shares of common stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose and (b) securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of this Term Sheet, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Termination Fee:
The parties agree to negotiate in good faith to set forth in the definitive investment agreement that a termination fee shall be payable if the definitive investment agreement is terminated due to customary triggering events.

Binding Term Sheet:
This Term Sheet shall become binding in all aspects upon the approval of the Investor’s shareholders’ meeting, which the Investor anticipates will be held no later than November 9, 2016.

The Investor anticipates the Board of Directors of the Investor will be held no later than October 25, 2016. Upon the approval of the Investor’s Board of Directors of this Term Sheet, a written announcement (substantially in the form attached hereto as appendix A) shall be provided to the Company by the Investor. Following such written announcement, both parties will jointly issue a public announcement in accordance with the applicable listing securities rules and securities regulations.

Upon the approval of the Investor’s shareholders’ meeting of this Term Sheet, a written announcement (substantially in the form attached hereto as appendix B) shall be provided to the Company by the Investor.

Execution
This Term Sheet will be executed in four original copies and each party shall hold two original copies. Emailed or facsimile copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Term Sheet.

AGREED AND ACCEPTED:

COMPANY PLURISTEM THERAPEUTICS INC.	INVESTOR INNOVATIVE MEDICAL MANAGEMENT CO., LTD.
By: /s/ Zami Aberman Name: Zami Aberman Title: Chairman & CEO	By: /s/ Chen Haijun Name: Chen Haijun Title: Chairman

APPENDIX A

To Pluristem Therapeutics Inc.
Pluristem Therapeutics Inc.

Date: _________

Announcement of Approval of Term Sheet

We here by announce that in the meeting of our board of directors which was held at October 25, 2016, the board of directors have approved the Term Sheet.

Innovative Medical Management Co., Ltd.

APPENDIX B

To Pluristem Therapeutics Inc.
Pluristem Therapeutics Inc.

Date: _________

Announcement of Approval of Term Sheet

We here by announce that in the shareholders’ meeting which was held at November 9, 2016, the  Term Sheet was approved and therefore become binding in all aspects.

Innovative Medical Management Co., Ltd.